Exhibit No. 10.25

[Time-Vesting RSA 2007 Plan, Class B Stock]

[dividends accrued and paid on vesting]

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by Journal Communications, Inc. (the “Company”) of

             shares of its Class B common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Journal Communications, Inc. 2007 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Shares will vest (become non-forfeitable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of Shares Vested

IN WITNESS WHEREOF, Journal Communications, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

JOURNAL COMMUNICATIONS, INC.

By:	Grant Date:

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) or (d) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) as to the percentages of the Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is then employed by the Company or an Affiliate; or

(b) as to all of the Shares, the termination of Grantee’s employment due to death or Disability; or

(c) the occurrence of a Change in Control, except with respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d) with respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Grantee’s employment without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between

Grantee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and shall be held by the Company during the Restricted Period in uncertificated form, with the applicable restrictions noted by the transfer agent. After the expiration of the Restricted Period, the Shares shall continue to be held in name of Grantee in uncertificated form, but the restrictive notations relating to Section 1 shall be removed. If at any time in the future the Company allows Class B Stock to be issued in certificated form, Grantee may request a certificate for the Shares for which the restrictions have lapsed,.

4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period. Dividends, if any, declared and paid on the Shares during the Restricted Period shall be accrued by the Company during the Restricted Period and paid to Grantee only if and when the related Shares vest and become non-forfeitable as provided in Section 2 hereof. Any such accrued dividends shall be paid to Grantee no later than 30 days after the applicable vesting date. If Grantee forfeits any rights he or she may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall not be entitled to receive any accrued dividends previously declared on such stock.

5. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

6. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount, including without limitation the surrender of shares of Stock to the Company. The obligations of the

Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

7. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

8. Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to Awards of this type.

9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin, 83203: Attn: Chief Accounting Officer, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.